Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on February 24th, 2004 (“Effective Date”) by and between Paragon Systems, Inc., an Alabama corporation (the “Company”) and Charles Keathley (“Employee”) (together, the “Parties”).

RECITALS

WHEREAS, Employee is an executive officer of the Company and various of its Subsidiaries;

WHEREAS, pursuant to the terms of a Stock Purchase Agreement dated as of January 16th, 2004 (the “Stock Purchase Agreement”), by and among Diversified Security Corporation (“Purchaser”) and each and all of Charles Keathley, Robert Luther, Harold Bright, and John Wilson (together referred to as the “Selling Shareholders”), the Purchaser has purchased from the Selling Shareholders 100.00% of the outstanding stock of the Company;

WHEREAS, Employee’s entering into this Agreement is a material inducement to the Purchaser to enter into the Stock Purchase Agreement of even date herewith;

WHEREAS, the Company desires to enter into a written employment agreement with Employee as an employee of the Company in the capacity listed on Exhibit A hereto, and Employee desires to be so employed by the Company in such position, on the terms and conditions set forth and described herein; and

WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of Employee with the Company.

NOW, THEREFORE, subject to the successful closing of the Stock Purchase Agreement (which closing is a condition precedent of this Agreement), and in consideration of the mutual premises, warranties, covenants and agreements set forth herein and in the Stock Purchase Agreement, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.                                       EMPLOYMENT.

a                                          Term. The term of Employee’s employment pursuant to this Agreement is for the one (1) year period commencing on the date hereof and terminating on the first anniversary of such date (the “Term”), or upon the date of earlier termination of employment pursuant to Section 3 of this Agreement.

b.                                      Duties. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position listed on Exhibit A hereof, subject to the oversight of, and directions from, the Company’s Board of Directors. Employee shall perform all services and acts necessary to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Board of Directors or their designee. In addition, Employee shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board of Directors or their designee.

c.                                       Time Devoted to Employment. For the first six months after the date hereof, Employee agrees to devote all his business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities, and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s employees.  After the first six months from the date hereof, Employee may perform its services on a less than full-time basis, consistent with the needs of the Company. Employee agrees to refrain from any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company, as the Board of Directors of the Company shall so determine.

2.                                       COMPENSATION AND BENEFITS.

a.                                       Salary. Employee shall be paid a Base salary, payable in accordance with the Company’s regular payroll practices, in the amount set forth in Exhibit A, and, in the discretion of the Company, Employee may be paid a bonus, as determined as provided in Exhibit A.

b.                                      Vacation, Holidays and Sick Leave. While employed by the Company, Employee shall be entitled to that number of weeks of paid vacation, to be prorated monthly for partial calendar years, and paid holidays and sick leave in accordance with the Company’s standard policies for its executives, as may be amended from time to time in the discretion of the Company’s Board of Directors.

c.                                       Benefits. While employed by the Company, Employee shall be eligible to participate in such benefit plans as are, or from time to time hereafter may be, provided by the Company to any of its executives. All benefits shall be provided to Employee in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company, as such plans are amended from time to time.

d.                                      Business Expenses. While employed by the Company, the Company shall reimburse Employee for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by Employee of receipts and other documentation in conformance with the Company’s normal procedures.

3.                                       TERMINATION OF EMPLOYMENT.

a.                                       Notwithstanding any provision of this Agreement to the contrary, the employment of Employee hereunder shall terminate on the first to occur of the following dates:

(i)                                     the date of Employee’s death;

(ii)                                  the date on which Employee shall have experienced a Disability (as defined below), and the Company gives Employee notice of termination on account of Disability;

(iii)                               the date on which Employee shall have engaged in conduct which, as reasonably determined by the Board of Directors of the Company, constitutes Cause in accordance with the provisions set forth in Section 3.b. below, and the Company gives Employee notice of termination for Cause;

(iv)                              the date on which the Company shall give Employee notice of termination for any reason other than the reasons set forth in subsections (i) through (iii) above; or the date on which Employee gives the Company notice of his resignation.

b.                                      Definitions of Cause and Disability.

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (a) Employee’s willful or continued failure to perform his duties with the Company; (b) Employee’s conviction of, guilty plea to, or entry of a nolo contendere plea to (1) a felony or (2) a misdemeanor involving moral turpitude; or (c) Employee’s material breach of this Agreement, including but not limited to any breach of a representation, warranty or covenant herein.

For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Employee is unable to perform the services required to be performed under this Agreement for (a) thirty (30) consecutive days or (b) a period or periods aggregating more than sixty (60) days in any six (6) consecutive months.

4.                                                                                       COMPENSATION IN EVENT OF TERMINATION. Upon termination or resignation of Employee’s employment with the Company for any reason, the Company shall have no further obligation to Employee except to pay the amounts set forth in this Section 4.

a.                                       Termination For Cause or Resignation. In the event Employee’s employment is terminated by the Company for Cause, or by Employee, Employee or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Base Salary through the date of termination, as well as any accrued vested benefits to which Employee is entitled. Following any such termination or resignation, neither Employee nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination or resignation.

b.                                      Termination For Disability or Death. In the event Employee’s employment is terminated by the Company for Disability, or due to Employee’s death, Employee or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Base Salary through the date of termination, as well as any accrued vested benefits to which Employee is entitled. Following termination for Disability, neither Employee nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination.

c.                                       Termination Without Cause. In the event Employee’s employment is terminated by the Company without Cause, Employee shall be entitled to receive, as his sole and exclusive remedy, (i) payment of any earned but unpaid Base Salary through the date of termination, as well as any accrued vested benefits to which Employee is entitled, (ii) a lump sum payment equal to three (3) months of the applicable Base Salary in effect at the time of termination. Following any such termination or resignation, neither Employee nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination or resignation.

5.                                                                                       REPRESENTATIONS.

a.                                       The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against them in accordance with its terms.

b.                                      Employee represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

6.                                                                                       ACCOUNTS RECEIVABLE   As part of Employee’s responsibilities pursuant to this Agreement, Employee shall verify that all accounts receivable generated by the Company are:

(a)  solely owned by the Company and, except as permitted by the Board of Directors of the Company, have not been assigned or encumbered in any manner;

(b)  for the full amount stated in each invoice or account receivable,  and are due and payable in accordance with their terms and there are no set-offs, deductions, discounts, reductions, disputes, contingencies or counterclaims against the Company;

(c)  enforceable by the Company in accordance with the terms of the instruments or documents creating them, and each account receivable is currently and presently due and owing in full to the Company, and payment is not contingent upon fulfillment of any other obligation at any time;

(d)  is not the result of any sale to an Affiliate;

(e)  are free of all liens, claims, charges and encumbrances; and

(f)  have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices.

7.                                                                                       NON-COMPETE AND NON-SOLICITATION PROVISION

Employee acknowledges that, simultaneously with the execution, hereof, he has sold certain shares of the Company to the Purchaser, and as such, this Agreement is ancillary to the sale of a business.  Employee also acknowledges that he has read this Agreement and the covenants contained herein, and that after the term of this Agreement, Employee will be able to earn a livelihood without violating the restrictions of this section.

a.                                       Employee hereby agrees that, for so long as Employee is employed by the Company, and for a period of four (4) years after the date that Employee is no longer employed by the Company, Employee will not, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent, consultant or otherwise, own, control, manage, or otherwise participate in the ownership, control or management of any business which derives more than five (5%) percent of its revenue from the lines of business in which the Company currently operates, including but not limited to providing any security guard services, monitoring electronic security services, or providing logistical support services for rotary-wing aircraft.

b.                                      Employee also hereby agrees that he shall not, at any time, divulge or disclose to any person or firm, or use for Employee’s own benefit, gain or otherwise, any proprietary plans, documents, presentations or products, data, customer lists, or any other trade secrets or confidential materials of the Company or its Affiliates. Employee acknowledges that any information gained while employed by the Company or any material taken from the Company or its Affiliates is deemed proprietary and/or confidential and Employee shall promptly return to the Company or its Affiliates, after termination of this Agreement or upon request from the Company, all such materials together with all copies thereof. Such materials shall include, but are not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company or any of its Affiliates to Employee.

8.                                                                                       RIGHTS AND REMEDIES UPON BREACH. In the event Employee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

a.                                       Specific Performance. The Company shall have the right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-competition or confidentiality covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns. Also, to the extent any covenant is deemed unenforceable, the Employee and the Company agree that a court may reduce the scope of such covenant, to the extent that such covenant, as reduced, shall remain in force.

b.                                      Accounting.   The Company shall have the right and remedy to require Employee to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee that result from any transaction or activity constituting a breach of this Agreement.

c.                                       Enforceability in all Jurisdictions. Employee intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Employee and the Company that such determination shall not bar or in any way affect the Company’s or any of its Affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

9.                                                                                       ASSIGNABILITY OF AGREEMENT. This Agreement is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. When applicable, this Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company may assign its rights pursuant to this Agreement, in its sole discretion.

10.                                                                                 ARBITRATION. Except for an action by the Company seeking injunctive relief in connection with a breach by Employee of this Agreement, any disagreement, claim or controversy arising under or in connection with this Agreement shall be settled exclusively by, arbitration before a single arbitrator in accordance with the Employment Dispute Resolution rules of the American Arbitration Association, such arbitration to take place in Fulton or DeKalb

Counties, Georgia. The arbitrator is not empowered to modify or change this Agreement or award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award of the arbitrator with respect to such disagreement, claim or controversy shall be enforceable in any court of competent jurisdiction and shall be binding on the Parties hereto. The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement.

11.                                                                                 NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Employee:

To the Company

Paragon Systems, Inc.

Any notice delivered personally or by courier under this Section shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

12.                                 MISCELLANEOUS

a.                                       Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

b.                                      Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

c.                                       Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

d.                                      Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflict of law rules.

e.                                       Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

f.                                         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g.                                      Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

h.                                      Definitions Capitalized terms used herein and not otherwise defined in this Agreement have the same meaning as such term has in the Stock Purchase Agreement. The term “Affiliates” shall have the same meaning as in the General Release, a form of which is attached to the Stock Purchase Agreement.

i.                                          Entire Agreement. This Agreement contains all the understandings between the Parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Employee represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PARAGON SYSTEMS, INC.		EMPLOYEE

By:	/s/ Ronald G. Farrell	/s/ Charles Keathley

Name: Ronald G. Farrell		Charles Keathley

Title:	Chairman/CEO

EXHIBIT A

BASE SALARY:	First	6 months	$100,000

	Second	6 months	$50,000

BONUS:	To be set based on same criteria as Bonus for 2003.

CAPACITY:	President